Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm included or incorporated by reference in this Registration Statement on Form S-8 (including any amendments thereto) filed by Bill Barrett Corporation, as well as in the notes to the financial statements included or incorporated by reference in such Form S-8, to the audit letter dated January 12, 2012, and effective as of December 31, 2011, and to the inclusion of those reports as appendices to the prospectus included or incorporated by reference in that registration statement and/or as exhibits to that registration statement.

We further consent to the reference to our firm as experts in this Form S-8, including the prospectus included or incorporated by reference in this Form S-8.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

June 19, 2012